As filed with the Securities and Exchange Commission on March 2, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
COLONIAL PROPERTIES TRUST
(Exact name of registrant as specified in its charter)

Alabama (State or other jurisdiction of incorporation or organization)	59-7007599 (I.R.S. Employer Identification No.)
2101 Sixth Avenue North, Suite 750
Birmingham, Alabama 35203
(Address, including zip code, of principal executive offices)

COLONIAL PROPERTIES TRUST
AMENDED AND RESTATED 401(k) PROFIT SHARING PLAN
(Full title of the plan)

Thomas H. Lowder
2101 Sixth Avenue North, Suite 750
Birmingham, Alabama 35203
(Name and address of agent for service)

(205) 250-8700
(Telephone number, including area code, of agent for service)

Copies to:
J. Warren Gorrell, Esq.
Paul D. Manca, Esq.
Hogan & Hartson LLP
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109
(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount to be	maximum offering	maximum aggregate	Amount of
Title of securities to be registered	Registered (1)	price per share (2)	offering price (2)	registration fee (2)
Common Shares of beneficial interest, par value $0.01 per share	500,000 shares	$11.87	$5,935,000	$424.00
Interests in the Colonial Properties Trust Amended and Restated 401(k) Profit Sharing Plan	(3)	(3)	(3)	(3)

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover, in addition to the number of Common Shares shown above, an indeterminate number of common shares that may become issuable under the Colonial Properties Trust Amended and Restated 401(k) Profit Sharing Plan (the “Plan”) to prevent dilution as a result of a stock split, stock dividend or similar adjustment of the outstanding Common Shares.

(2)	Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee, on the basis of $11.87 per share, which was the average of the high and low prices of the Common Shares of the Company as reported on the New York Stock Exchange on February 26, 2010.

(3)	Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of plan interests to be offered or sold pursuant to the Plan. No registration fee is payable with respect to such interests, in accordance with Rule 457(h)(2).

PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS
Item 1. Plan Information*
Item 2. Registrant Information and Employee Plan Annual Information*
*	As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The following documents, which have been filed by Colonial Properties Trust (the “Company”) with the Commission are incorporated by reference herein and shall be deemed to be a part of this Registration Statement as of their respective dates:
(a) our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;
(b) our Current Report on Form 8-K filed on February 1, 2010;
(c) the description of our Common Shares contained in our registration statement on Form 8-A dated September 20, 1993, incorporated by reference from a registration statement on Form S-11 dated July 13, 1993 (File No. 33-65954), including any amendment or report filed for the purpose of updating such description; and
(d) the Colonial Properties Trust Amended and Restated 401(k) Profit Sharing Plan’s annual report on Form 11-K for the fiscal year ended December 31, 2008.
All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered under this Registration Statement have been sold, or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is, or is deemed to be, incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Under the Alabama Real Estate Investment Trust Act (the “Alabama REIT Law”), a real estate investment trust formed in Alabama is permitted to expand or limit, by provision in its declaration of trust, the liability of trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services; or (b) acts or omissions established by a final judgment as involving active and deliberate dishonesty and being material to the matter giving rise to the proceeding. The Registrant’s declaration of trust includes such a provision eliminating such liability to the maximum extent permitted by the Alabama REIT Law.
The Alabama REIT Law permits an Alabama real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by certain sections of the Alabama Business Corporation Act for directors and officers of Alabama corporations. In accordance with the Alabama Business Corporation Act, the Registrant’s bylaws require it to indemnify (a) any present or former trustee, officer or shareholder or any individual who, while a trustee, officer or shareholder, served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Registrant’s express request, who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding, (b) any present or former trustee or officer or any individual who, while a trustee or officer, served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Registrant’s express request, who is made a party to a proceeding by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding if: (i) he conducted himself in good faith, (ii) he reasonably believed (A) in the case of conduct in his official capacity with the Registrant, that the conduct was in the Registrant’s best interest; and (B) in all other cases, that the conduct was at least not opposed to the Registrant’s best interests, and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful, provided, however, that the indemnification provided for in this clause (b) will not be available if it is established that (1) in connection with a proceeding by or in the right of the Registrant, he was adjudged liable to the Registrant, or (2) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, he was adjudged liable on the basis that personal benefit was improperly received by him, and (c) any present or former shareholder against any claim or liability to which he may become subject by reason of such status.
In addition, the Registrant’s bylaws require the Registrant to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a trustee, officer or shareholder or former trustee, officer or shareholder made a party to a proceeding by reason of such status; provided, that in the case of a trustee or officer, (i) the Registrant has received a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by the Registrant as authorized by the bylaws, (ii) the Registrant has received a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Registrant if it is ultimately determined that the applicable standard of conduct was not met; and (iii) a determination is made, in accordance with Section 8.55 of the Alabama Business Corporation Act, that the facts then known to those making the determination would not preclude indemnification under the provisions of the bylaws. The Registrant may, with the approval of the trustees, provide such indemnification and payment or reimbursement of expenses to any trustee, officer or shareholder or any former trustee, officer or shareholder who served a predecessor of the Registrant and to any employee or agent of the Registrant or a predecessor of the Registrant.

The partnership agreement of Colonial Realty Limited Partnership (“CRLP”) provides that reasonable expenses incurred by an indemnitee who is a party to a proceeding, may be paid or reimbursed in advance of the final disposition of a proceeding; provided that CRLP receives: (i) a written affirmation by the indemnitee of the indemnitee’s good faith belief that the standard of conduct necessary for indemnification has been met; and (ii) a written undertaking by or on behalf of indemnitee to repay the amount if it is later determined that the standard of conduct has not been met.
The partnership agreement also provides that CRLP may, but is not required to, purchase and maintain insurance on behalf of indemnitees against any liability in connection with CRLP’s activities.
Under the partnership agreement, an “indemnitee” includes: (i) any person made a party to a proceeding by reason of his status as the general partner of CRLP (i.e., the Registrant); or a director or officer of CRLP or the Registrant; and (ii) any other person (including affiliates of the Registrant or CRLP) as the Registrant may designate from time to time in its sole and absolute discretion.
Under the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”), a limited partnership may indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. In accordance with the DRULPA, the partnership agreement provides for the indemnification of indemnitees from and against all losses, claims, damages, liabilities, joint or several, expenses, judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative that relate to the operations of CRLP in which the indemnitee may be involved, or who is threatened to be involved, as a party or otherwise, unless: (i) the act or omission was material to the matter and committed in bad faith or a result of active and deliberate dishonesty; (ii) the indemnitee received improper personal benefit in money, property or services: or (iii) in the case of a criminal proceeding, the indemnitee had reason to believe the act or omission was unlawful.
The partnership agreement provides that the indemnification extends to any liability for any indebtedness of CRLP or any subsidiary of CRLP, with certain exceptions.
The Registrant has entered into indemnification agreements with each of its trustees and certain of its executive officers. Under these agreements, the Registrant has agreed to indemnify its trustees and certain of its executive officers to the maximum extent permitted by the Alabama Business Corporation Act. The Registrant also is obligated to pay expenses incurred by an indemnified trustee or director in establishing a right to indemnification under the respective indemnification agreement. Although the indemnification agreements offer substantially the same scope of coverage afforded by the Registrant’s declaration of trust and bylaws, the agreements provide greater assurance to trustees and executive officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally by the Registrant’s board of trustees or by the shareholders to alter, limit or eliminate the rights they provide to the trustees and executive officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees and officers of the Registrant, the Registrant has been advised that, although the validity and scope of such indemnification has not been tested in court, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.
Item 7. Exemption from Registration Claimed.
Not Applicable.
Item 8. Exhibits.
In accordance with the terms of Item 8(a) of Form S-8, no opinion of counsel as to the legality of the securities has been provided because the Common Shares to be issued pursuant to the Colonial Properties Trust Amended and Restated 401(k) Profit Sharing Plan (the “Plan”) will be issued from our treasury or purchased in the open market.

Exhibit
No.		Description
4.1	*	The Colonial Properties Trust Amended and Restated 401(k) Profit Sharing Plan

23.1	*	Consent of Deloitte & Touche LLP

23.2	*	Consent of PricewaterhouseCoopers LLP

23.3	*	Consent of Weiser LLP

23.4	*	Consent of PricewaterhouseCoopers LLP

24.1		Power of Attorney (set forth on the signature page of this Registration Statement)

*	Filed herewith
The registrant has submitted the Plan and each amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code, as amended.
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on March 2, 2010.

COLONIAL PROPERTIES TRUST
By:	/s/ Thomas H. Lowder
Thomas H. Lowder
Chairman of the Board and Chief Executive Officer
POWER OF ATTORNEY
We, the undersigned trustees and officers of Colonial Properties Trust do hereby constitute and appoint Thomas H. Lowder our true and lawful attorney-in-fact and agent, to do any and all acts and things in our names and on our behalf in our capacities as trustees and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below as of March 2, 2010:

Signature	Title

/s/ Thomas H. Lowder Thomas H. Lowder	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ C. Reynolds Thompson, III C. Reynolds Thompson, III	President and Chief Financial Officer (Principal Financial Officer)

/s/ Bradley P. Sandidge Bradley P. Sandidge	Executive Vice President, Accounting (Principal Accounting Officer)

/s/ James K. Lowder James K. Lowder	Trustee

/s/ Carl F. Bailey Carl F. Bailey	Trustee

/s/ M. Miller Gorrie M. Miller Gorrie	Trustee

/s/ Claude B. Nielsen Claude B. Nielsen	Trustee

Signature	Title

/s/ Harold W. Ripps Harold W. Ripps	Trustee

/s/ Herbert A. Meisler Herbert A. Meisler	Trustee

/s/ William M. Johnson William M. Johnson	Trustee

/s/ John W. Spiegel John W. Spiegel	Trustee

/s/ Glade M. Knight Glade M. Knight	Trustee
The Plan. Pursuant to the requirements of the Securities Act of 1933, Colonial Properties Services, Inc., plan administrator of the Colonial Properties Trust 401(k)/Profit Sharing Plan, has duly caused this registration statement to be signed on behalf of the Plan by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on March 2, 2010.

COLONIAL PROPERTIES TRUST 401(k)/PROFIT SHARING PLAN

By:	Colonial Properties Services, Inc.,
Plan Administrator

	By:	/s/ Thomas H. Lowder

Thomas H. Lowder
Chairman of the Board and Chief Executive Officer

EXHIBIT INDEX

Exhibit
No.		Description
4.1	*	The Colonial Properties Trust Amended and Restated 401(k) Profit Sharing Plan

23.1	*	Consent of Deloitte & Touche LLP

23.2	*	Consent of PricewaterhouseCoopers LLP

23.3	*	Consent of Weiser LLP

23.4	*	Consent of PricewaterhouseCoopers LLP

24.1		Power of Attorney (set forth on the signature page of this Registration Statement)

*	Filed herewith